Exhibit 10.2

IN THE UNITED STATES DISTRICT COURT

FOR THE SOUTHERN DISTRICT OF WEST VIRGINIA

AT HUNTINGTON

OHIO VALLEY ENVIRONMENTAL

COALITION, INC.; WEST VIRGINIA

HIGHLANDS CONSERVANCY, INC.;

and SIERRA CLUB

Plaintiffs,

v.	CIVIL ACTION NO. 3:11-cv-00115

PATRIOT COAL CORPORATION,

APOGEE COAL COMPANY, LLC,

CATENARY COAL COMPANY, LLC

And HOBET MINING LLC

Defendants.

MODIFIED CONSENT DECREE

I. RECITALS

1. On February 18, 2011, Plaintiffs Ohio Valley Environmental Coalition, Inc., West Virginia Highlands Conservancy, Inc., and Sierra Club (collectively “Plaintiffs”) filed this action against Defendants Patriot Coal Corporation (“Patriot”), Apogee Coal Company, LLC (“Apogee”), Catenary Coal Company, LLC (“Catenary”), and Hobet Mining, LLC (“Hobet”) (collectively “Defendants”) (Plaintiffs and Defendants collectively “Parties”). On April 14, 2011, Plaintiffs subsequently filed a First Amended Complaint for Declaratory and Injunctive Relief and for Civil Penalties.

2. The Amended Complaint alleged that:

a.	Defendant Apogee had discharged concentrations of selenium in excess of the effluent limits for that parameter contained in West Virginia/National Pollution Discharge Elimination System (“WV/NPDES”) Permit No. WV0099520 issued to Apogee by the West Virginia Department of Environmental Protection (“WVDEP”) pursuant to Section 402 of the federal Clean Water Act (“CWA”) and the West Virginia Water Pollution Control Act.

b.	Defendant Catenary had discharged concentrations of selenium in excess of the effluent limits for that parameter contained in WV/NPDES Permit Nos. WV0093751, WV0096920, WV0096962, and WV1014684 issued to Catenary by the WVDEP pursuant to Section 402 of the CWA and the West Virginia Water Pollution Control Act.

c.	Defendant Hobet had discharged concentrations of selenium in excess of the effluent limits for that parameter contained in WV/NPDES Permit Nos. WV1017225, WV0099392, WV1016776, WV1020889, and WV1021028 issued to Hobet by the WVDEP pursuant to Section 402 of the CWA and the West Virginia Water Pollution Control Act.

3. The Amended Complaint further alleged that Defendants’ discharges of selenium in concentrations exceeding those permitted by their respective WV/NPDES permits constituted violations of the performance standards under the federal Surface Mining Control and Reclamation Act of 1977 (“SMCRA”).

4. On January 18, 2012, the Parties filed a Notice of Lodging of Proposed Consent Decree (“Consent Decree”). The Parties intended the Consent Decree to resolve in their entirety the claims set forth in the Amended Complaint. On March 5, 2012, the United States filed a notice indicating that it had no objections to the entry of the Consent Decree, and on March 15, 2012 the Court issued an order entering the Consent Decree.

5. On July 9, 2012, Hobet, Apogee, and Catenary — along with their parent company, Patriot Coal Corporation and substantially all of its subsidiaries — filed for reorganization under chapter 11 of the U.S. Bankruptcy Code.

6. Since entry of the Consent Decree, Defendants have worked diligently and in good faith to comply with the deadlines set forth therein, have paid the civil penalties required under Section V therein, have funded the Supplemental Environmental Project described in Section VI therein, and have made significant progress with respect to identifying new treatment technologies for achieving compliance with the selenium effluent limitations for a number of outfalls included in the Amended Complaint. As a result of these efforts, the Parties believe Defendants will be able to achieve compliance for Outfall 004 of Hobet’s WV/NPDES Permit WV1017225 significantly prior to the deadline set forth in the Consent Decree, and the Parties now seek to amend the compliance deadline set forth in the Consent Decree for that Outfall. In addition, the Parties further seek to amend the Consent Decree to reflect that Hobet will evaluate the feasibility of bringing Outfall 084 of WV/NPDES Permit WV0099392, which is in the same watershed as Outfall 004 of WV/NPDES Permit 1017225, into compliance within the same timeframe.

7. Due to issues associated with the Chapter 11 reorganization process, the Parties have entered into good faith negotiations with respect to the remaining compliance deadlines set forth in the Consent Decree, and seek to amend the compliance deadlines for those outfalls.

8. The Parties recognize, and the Court by entering this Modified Consent Decree finds, that the Modified Consent Decree has been negotiated by the Parties in good faith and will avoid further litigation among the Parties, and that this Decree is fair, reasonable and in the public interest. By entering into this Modified Consent Decree, Defendants do not admit any of the allegations set forth in the Complaint or the Amended Complaint.

NOW, THEREFORE, with the consent of the Parties, IT IS HEREBY ADJUDGED, ORDERED AND DECREED as follows:

II. JURISDICTION AND VENUE

9. This Court has jurisdiction over the Parties and over the subject matter of this action pursuant to 28 U.S.C. § 1331 (federal question jurisdiction), 33 U.S.C. § 1365 (CWA citizen suit provision) and 30 U.S.C. § 1270 (SMCRA citizen suit provision).

10. Venue is proper in the Southern District of West Virginia pursuant to 28 U.S.C. § 1391(b) and (c), because it is the judicial district in which Defendants are located, reside and/or do business, and/or in which the violations alleged in the Amended Complaint occurred, as well as 33 U.S.C. § 1365(c)(1), because the sources of the alleged CWA violations are located in this judicial district, and 30 U.S.C. § 1270(c), because the coal mining operations complained of are located in this judicial district.

11. For purposes of this Modified Consent Decree, or any action to enforce this Modified Consent Decree, Defendants consent to this Court’s jurisdiction over this Modified Consent Decree and consent to venue in this judicial district.

III. APPLICABILITY

12. The provisions of this Modified Consent Decree apply to and are binding upon Plaintiffs and those with authority to act on their behalf, including, but not limited to, their officers, directors, and staff; upon Defendants and any of their respective successors and/or assigns; and upon other persons or entities otherwise bound by the law.

13. Except for those restrictions on Large Scale Surface Mining set forth in Paragraphs 42 through 46 herein, the applicability and duration of which shall be governed solely by the terms of Section VIII, no transfer of ownership or operation of any Facility shall relieve Defendants of their obligation to ensure that the terms of this Modified Consent Decree are implemented, provided, however that, prior to any transfer, any Defendant desiring to transfer ownership or operation of any Facility shall provide a copy of this Modified Consent Decree to the proposed transferee and require the transferee to provide written confirmation to the Court acknowledging the terms of the Modified Consent Decree and that the transferee will be bound by those terms. In such event, said Defendant shall no longer be subject to this Decree. There shall be no requirement to provide written confirmation to the Court if the ultimate parent of a Defendant will change as a result of a transaction, but the Defendant owning or operating the Facility will not change. In any event, all transferees, subsequent owners, and operators shall be bound by the terms of this Modified Consent Decree, consistent with applicable law.

14. Defendants shall provide a copy of this Modified Consent Decree to all officers, employees and agents whose duties include compliance with any provision of this Modified Consent Decree, as well as to any contractor retained to perform work required under this Modified Consent Decree.

IV. DEFINITIONS

15. Terms used in this Modified Consent Decree that are defined in the CWA, SMCRA or in regulations issued pursuant thereto shall have the meanings assigned to them therein, unless otherwise provided in this Decree. Whenever the terms set forth below are used in this Modified Consent Decree, the following definitions shall apply:

a. “Alternative Abatement Plan” shall mean a plan for the implementation of a Listed Technology at a Covered Outfall;

b. “Amended Complaint” shall mean the First Amended Complaint for Declaratory and Injunctive Relief and for Civil Penalties filed by Plaintiffs in this action on April 14, 2011;

c. “Bankruptcy Court” shall mean the United States Bankruptcy Court for the Southern District of New York or other bankruptcy court of competent jurisdiction;

d. “Consent Decree” shall mean the Consent Decree entered by this Court on March 15, 2012.

e. “Covered Outfalls” shall mean the discharge points for the Covered Permits as identified in Appendix A to this Modified Consent Decree.

f. “Covered Permits” shall mean Defendants’ permits that were the subject of this litigation as those permits are now in effect and as they may be amended, modified, or renewed, following the procedures for such amendment, modification, or renewal prescribed by the applicable federal and state statutes and regulations and interpreted by this Court in relevant decisions for the duration of this Modified Consent Decree, including: WV/NPDES Permit Nos. WV0099520, WV0093751, WV0096920, WV0096962, WV1014684, WV1017225, WV0099392, WV1016776, WV1020889, and WV1021028. Unless a proposed modification falls within the definition of a “minor modification” as provided in 47 C.S.R. § 30-8.2.c.1, any change to the selenium effluent limitations in the Covered Permits shall be a major modification subject to public notice and comment and all other applicable requirements of federal and state law. In all events, if a Defendant intends to apply for a “minor modification” that would affect the selenium effluent limitations in one or more of the Covered Permits, that Defendant shall notify Plaintiffs of that intent at least 30 days prior to submitting a modification application to WVDEP.

g. “Daily maximum violation” shall mean an exceedance of the effective maximum daily effluent limit of the applicable WV/NPDES Permit.

h. “Day” shall mean a calendar day unless expressly stated to be a business day. In computing any period of time under this Modified Consent Decree, where the last day would fall on a Saturday, Sunday or federal holiday, the period shall run until the close of business of the next business day except for purposes of calculating periods of stipulated payments under Section IX of this Decree;

i. “DMR” means a Discharge Monitoring Report for one of the Covered Permits;

j. “Effective Date” shall have the definition provided in Section XV;

k. “Facility” or “Facilities” shall mean Defendants’ Covered Outfalls and mining operations subject to the Covered Permits;

l. “Large Scale Surface Mining” shall mean Surface Mining requiring an individual permit under Section 404 of the Clean Water Act. For purposes of this Modified Consent Decree, underground face-ups, haul roads, preparation plants and facilities typically associated therewith (e.g., overland belts, storage areas, etc.), refuse impoundments and Small Scale Surface Mining are not considered Large Scale Surface Mining, notwithstanding, in each of the foregoing cases, any need for an individual Section 404 permit;

m. “Maximum daily effluent limit” shall mean maximum daily selenium discharge limitation as defined in 40 C.F.R. § 122.2;

n. “Modified Consent Decree” or “Decree” shall mean this Modified Consent Decree and the appendices attached hereto;

o. “Monthly average effluent limit” shall mean average monthly selenium discharge limitation as defined in 40 C.F.R. § 122.2;

p. “Monthly average violation” shall mean an exceedance of the effective monthly average effluent limit of the applicable WV/NPDES Permit;

q. “Paragraph” shall mean a portion of this Modified Consent Decree identified by an Arabic numeral;

r. “Parties” shall mean Plaintiffs and Defendants;

s. “Section” shall mean a portion of this Modified Consent Decree identified by a Roman numeral;

t. “Small Scale Surface Mining” shall mean Surface Mining, provided that such activities

(1) are conducted

i.	at complexes that have the three following characteristics: (a) underground mines in existence as of the date this Modified Consent Decree is entered or where it can be demonstrated that there were plans as of the date of entry of this Modified Consent Decree to conduct underground mining; (b) surface mines in existence as of the date this Modified Consent Decree is entered or where it can be demonstrated there were plans as of the date this Modified Consent Decree is entered to conduct Surface Mining at those complexes; and (c) where Patriot or any of its subsidiaries is relying upon property rights to mine coal that it or another coal mine operator obtained on or before the date this Modified Consent Decree is entered; or

ii.	for the purpose of generating material to reclaim an area permitted as a coal mining refuse area; and

(2) use equipment typically associated with small scale surface mining such as end loaders, bulldozers, excavators, highwall miners, and augers or similar equipment.

For purposes of this Modified Consent Decree, Small Scale Surface Mining is not associated with the construction of valley fills requiring an individual permit under Section 404 of the Clean Water Act.

u. “State” shall mean the State of West Virginia;

v. “Surface Mining” shall mean the removal of the earth and rock covering from the surface of the land to extract the coal;

w. “USEPA” shall mean the United States Environmental Protection Agency;

x. “WVDEP” shall mean the West Virginia Department of Environmental Protection;

y. “WV/NPDES permit” shall mean a West Virginia / National Pollutant Discharge Elimination System permit issued by WVDEP pursuant to Section 402 of the CWA.

V. CIVIL PENALTY

16. As required under paragraphs 12 and 13 of the Consent Decree, Defendants have paid a civil penalty in the amount of $750,000 to the United States. Together with the Supplemental Environmental Project (“SEP”) set forth in Section VI, the payment of this civil penalty was made in settlement of all of Plaintiffs’ claims in this action under the CWA and SMCRA for violations occurring prior to the effective date of the Consent Decree.

17. The sum set forth in Paragraph 16, supra, resolves Plaintiffs’ demands for civil penalties under 33 U.S.C. § 1365 arising from any selenium violations alleged in Plaintiffs’ Amended Complaint and any selenium violations that have occurred or may occur at any Covered Outfalls or under any Covered Permits up to the effective date of the Consent Decree.

18. Defendants shall not deduct any penalties paid under the Consent Decree pursuant to this Section in calculating their respective federal, state, or local income tax.

VI. SUPPLEMENTAL ENVIRONMENTAL PROJECT

19. In addition to the civil penalty set forth in Section V, above, Defendants have paid a total of $6,750,000.00 to the West Virginia Land Trust in order to fund those Supplemental Environmental Projects required by Paragraph 16 of the Consent Decree and as set forth under Appendix B of the Consent Decree.

20. Defendants shall not deduct their contribution to the SEP or any payments made pursuant to Section IX (“Stipulated Payments”) in calculating their respective federal, state, or local income tax.

VII. COMPLIANCE REQUIREMENTS

21. This Modified Consent Decree in no way affects or relieves Defendants of their responsibility to comply with applicable federal, state and local laws, regulations and permits, but Plaintiffs shall not seek any remedies under the CWA or SMCRA for violations of selenium effluent limits at the Covered Outfalls so long as this Decree is in effect other than those remedies set forth herein.

22. Where any compliance obligation under this Section requires Defendants to obtain a federal, state or local permit or approval, Defendants shall submit timely and substantially complete applications and take all other actions necessary to obtain all such permits or approvals. Defendants may seek relief under the provisions of Section X of this Modified Consent Decree (“Force Majeure”) for any delay in the performance of any such obligation resulting from a failure to obtain, or a delay in obtaining, any permit or approval required to fulfill such obligation, if Defendants have submitted timely and substantially complete applications and have taken all other actions necessary to obtain all such permits or approvals. Notwithstanding the foregoing, if a failure to obtain, or a delay in obtaining, any permit or approval required to fulfill such obligation results from a successful challenge by Plaintiffs to a permitting or approval decision on an issue that Plaintiffs made a good-faith effort to resolve with Defendants prior to commencing such a challenge, then Defendants may not avail themselves of relief under Section X of this Modified Consent Decree.

Treatment Technology Selection and Implementation

23. Under their respective Covered Permits, each Defendant shall select and install selenium treatment technologies at each Covered Outfall such that the Covered Outfalls will achieve compliance with selenium discharge limits contained in relevant Covered Permits in accordance with the compliance date set forth in Appendix C (hereinafter a “Selected Technology”). If a Defendant believes that compliance is or will be achieved without additional treatment at one or more Covered Outfalls, it shall so indicate on or before the relevant technology selection date set forth in Appendix C and shall provide a written statement to the Plaintiffs and the Special Master setting forth the basis for that determination at that time.

24. When a Defendant chooses the Selected Technology for any Covered Outfall, it shall also supply a reasonable schedule of activities necessary for the expeditious installation of that technology by the applicable compliance date set forth in Appendix C. That schedule shall include (a) a reasonably detailed GANTT chart setting out key milestones for engineering, procurement, and construction and (b) a schedule for the Defendant’s submission of periodic progress reports to the Plaintiffs, the Court and any Special Master appointed under Section XIII below. If an Alternative Abatement Plan is required under Paragraph 28 below, the Defendant shall provide such a plan by the dates specified in that Paragraph.

25. Sixty days before the technology selection date for any Covered Outfall as set forth in Appendix C, a list of technologies that may be used at the flow rates specified in the related category to treat and remove selenium at the Covered Outfalls or under the Covered Permits shall be certified by the Special Master. Technologies appearing on such list are hereinafter referred to as “Listed Technologies.” A Defendant may select a Listed Technology for installation and use at a Covered Outfall and a flow rate for which it has been listed.

26. The list of technologies for each category of Covered Outfalls on Appendix C will be created pursuant to Paragraph 27, below. A technology is only a Listed Technology for those categories where it has been added to the list of technologies pursuant to Paragraph 27. The Parties will continue to cooperate in good faith to amend, update, add or delete technologies to the Listed Technologies for the Covered Outfalls. In accordance with the procedures set forth in Paragraph 27, below, a technology may be added or deleted as a Listed Technology for any particular Covered Outfall at any time prior to the compliance date for that Category as set forth in Appendix C.

27. Technologies may be added to or deleted from the Listed Technologies, and such list may be amended, as follows:

a.	By agreement of the Parties;

b.	Based upon the determination of the Special Master after the presentation of a pilot report or other data by one of the parties; provided that, the moving party has the burden of establishing that the technology should be added to or deleted from the list because of its applicability to the flow rates of the outfalls on a particular list, and provided that the non-moving party has an opportunity to comment on and oppose the inclusion or deletion of any technology on the list; or

c.	Based upon the determination of the Special Master after one of the Parties submits a request to add or delete a technology based upon field data from installed treatment systems, and provided that the non-moving party has the opportunity to comment on and oppose the inclusion or deletion of any technology on the list. These data may come from third party sources.

28. No later than the technology selection date for a Covered Outfall established in Appendix C, a Defendant shall choose a Selected Technology for installation at that Covered Outfall. A Selected Technology may, but need not, come from the Listed Technologies for that category. The Defendants shall choose a Selected Technology for each Covered Outfall, subject to the following:

a.	If a Defendant chooses a Selected Technology that is also a Listed Technology for a Covered Outfall, the Defendant shall not be required to submit an Alternative Abatement Plan for that Covered Outfall. If a Defendant chooses a Listed Technology, the information required by Subparagraphs 24(a) and (b) shall be submitted to the Special Master and to Plaintiffs. Plaintiffs shall have the opportunity to comment to the Special Master on the selection, as well as the information required by Subparagraphs 24(a) and (b), within 21 days of receipt of the selection. The Plaintiffs shall have the burden to establish by a preponderance of the evidence that such selection is inconsistent with customary engineering practices and principles. In the event the Special Master agrees with Plaintiffs objections, then such technology shall be treated as a not Listed Technology for the Covered Outfall at issue for purposes of this Decree, including the Stipulated Payments provisions in Section IX, and the Defendant will be required to submit an Alternative Abatement Plan for the Covered Outfall at issue as required in Paragraph 28(b) below.

b.	Except as set forth in subparagraph 28(c), if a Defendant chooses a Selected Technology for a Covered Outfall that is not a Listed Technology, it shall also initially identify an alternative Listed

Technology (hereinafter “Alternative Technology”) by the relevant technology selection date and shall submit to the Plaintiffs and the Special Master an Alternative Abatement Plan containing, at a minimum, the following information regarding the Alternative Technology within 60 days after the relevant technology selection date:

i.	A process design narrative describing the effluent limits which will be met;

ii.	A listing of treatment objectives applicable to the design;

iii.	The characteristics of the water to be treated;

iv.	An engineering evaluation of applicable technologies capable of successfully treating the water;

v.	A narrative description of the design in sufficient detail to be reviewed by persons competent in water/wastewater treatment technologies;

vi.	Process design summary tables containing selected design parameters;

vii.	Preliminary size of major unit processes and ancillary equipment required;

viii.	Preliminary estimates of chemical requirements;

ix.	A process flow diagram containing primary flow lines;

x.	Major unit processes;

xi.	Preliminary flow and material balances;

xii.	A Class 5 Capital cost estimate and operating cost estimate;

xiii.	A preliminary equipment list;

xiv.	A estimation of average and maximum flows from the outfall and a reasonably detailed equalization plan if any;

xv.	A reasonably detailed GANTT chart establishing a schedule for engineering, procurement, construction, and commissioning of the Alternative Technology;

xvi.	A preliminary engineering report (applicable to Covered Outfalls in Categories III, IV, and V only); and

xvii.	Any other information requested or required by the Special Master (applicable to Covered Outfalls in Categories I and II only).

c.	Notwithstanding the foregoing, if a ZVI-type treatment system is not a Listed Technology for Category I Covered Outfalls as of the relevant technology selection date set forth in Appendix C and a Defendant chooses a ZVI-type treatment system as a Selected Technology for any Covered Outfall in Category I, no Alternative Abatement Plan shall be due until March 1, 2013 and the Alternative Abatement Plan requirement will be waived if Special Master determines that the proposed ZVI-type system will succeed. Provided, however, that Plaintiffs have an opportunity to comment and object to the omission of an Alternative Abatement Plan prior to the Special Master’s decision and the Special Master will issue a written determination addressing the Parties’ respective positions.

d.	Notwithstanding the other provisions of this Decree, the Parties expect that Defendants will choose a Listed Technology for use at all Category IV and V Covered Outfalls (as Categories IV and V are set forth on Appendix C). If, however, a Defendant chooses a Selected Technology that is not a Listed Technology for a Category IV or V Covered Outfall, that decision shall be submitted to the Special Master for review and Plaintiffs shall be entitled to comment. The Defendant shall bear the burden of proof before the Special Master to establish that the Selected Technology will succeed in meeting the requirements of the Covered Permit at the Covered Outfall for which the Selected Technology has been chosen by the compliance deadline set forth in Appendix C. The Defendant carries its burden when it establishes by a preponderance of the evidence that its choice of Selected Technology is consistent with customary engineering practices and principles. If the Special Master approves the Selected Technology, the Defendant must also prepare and submit an Alternative Abatement Plan containing the elements set forth in Paragraph 28(b) above.

29. In determining when an Alternative Abatement Plan shall be implemented for a Covered Outfall under this Modified Consent Decree, the Defendant shall employ the following criteria:

a.	For Categories I and II:

i.	The first six months following the Category Compliance Date for the installation of a Selected Technology at a Covered Outfall shall be considered a “start-up” period for that Covered Outfall and sampling data acquired during those six months shall neither be used to determine whether a Defendant will be required to implement an Alternative Abatement Plan nor whether the Modified Consent Decree shall terminate as to that Covered Outfall, provided, however, that if a Selected Technology is constructed and commissioned prior to the Category Compliance Date set out in Appendix C, a Defendant may use sampling data acquired between the actual commissioning date and the Category Compliance Date set out in Appendix C to establish that the Modified Consent Decree should terminate as to that Outfall pursuant to Paragraph 31.

ii.	For months seven (7) through twelve (12) following the Category Compliance Date for the installation of a Selected Technology at a Covered Outfall, if more than four (4) of the samples of the effluent from the Covered Outfall exceed the maximum daily selenium effluent limitations in the relevant Covered Permit or if two (2) of the monthly average selenium concentrations exceed the monthly average selenium effluent limitation in the relevant Covered Permit, then a Defendant shall implement an Alternative Abatement Plan for that Covered Outfall as soon as possible, except that a Defendant shall have the right to seek approval from the Special Master to continue using the original Selected Technology. The Defendant shall seek approval from the Special Master and shall bear the burden of proof that the Selected Technology will be able to attain the required compliance with the relevant selenium limits in the relevant Covered Permit without implementing the Alternative Abatement Plan. In any such determination, the Special Master may consider the extent to which the violations exceeded the permit limits, flows, upsets, and any other operating conditions.

iii.	If a Defendant does not achieve six consecutive months of compliance with the selenium effluent limitations on a Covered Outfall in the relevant Covered Permit during the first twelve months following the Category Compliance Date in Appendix C, then that Defendant shall implement an Alternative Abatement Plan for that Covered Outfall as soon as possible, except that that Defendant shall have the right to seek approval from the Special Master to continue using the original Selected Technology. The Defendant shall seek approval from the Special Master and shall bear the burden of proof that the Selected Technology will be able to attain the required compliance with the relevant selenium limits in the relevant Covered Permit without implementing the Alternative Abatement Plan. In any such determination, the Special Master may consider the extent to which the violations exceeded the permit limits, flows, upsets, and any other operating conditions.

iv.	If this Modified Consent Decree is not terminated as to a Covered Outfall pursuant to Paragraphs 31 and 95 during the first 12-month period following the Category Compliance Date established in Appendix C for that outfall, but the Alternative Abatement Plan is not triggered for that Outfall under Subparagraphs 29(a)(ii) or (iii), then the following triggers for the Alternative Abatement Plan shall apply during each subsequent 12-month period until the Modified Consent Decree is terminated as to that Covered Outfall:

1.	If more than four (4) of the samples of the effluent from the Covered Outfall exceed the maximum daily selenium effluent limitations in the relevant Covered Permit or if two (2) consecutive monthly average selenium concentrations exceed the monthly average selenium effluent limitation in the relevant Covered Permit, then a Defendant shall implement an Alternative Abatement Plan for that Covered Outfall as soon as possible, except that a Defendant shall have the right to seek approval from the Special Master to continue using the original Selected Technology. The Defendant shall seek approval from the Special Master and shall bear the burden of proof that the Selected Technology will be able to attain the required compliance with the relevant selenium limits in the relevant Covered Permit without implementing the Alternative Abatement Plan. In any such determination, the Special Master may consider the extent to which the violations exceeded the permit limits, flows, upsets, and any other operating conditions.

2.	If a Defendant does not achieve six consecutive months of compliance with the selenium effluent limitations on a Covered Outfall in the relevant Covered Permit, then that Defendant shall implement an Alternative Abatement Plan for that Covered Outfall as soon as possible, except that that Defendant shall have the right to seek approval from the Special Master to continue using the original Selected Technology. The Defendant shall seek approval from the Special Master and shall bear the burden of proof that the Selected Technology will be able to attain the required compliance with the relevant selenium limits in the relevant Covered Permit without implementing the Alternative Abatement Plan. In any such determination, the Special Master may consider the extent to which the violations exceeded the permit limits, flows, upsets, and any other operating conditions.

b.	For Categories III, IV, and V:

i.

The first three months following the Category Compliance Date for the installation of a biologically-based Selected Technology at a Covered Outfall shall be considered a “start-up” period for that Covered Outfall and sampling data acquired during those three months shall neither be used to determine whether a Defendant will be required to implement an Alternative Abatement Plan, nor whether the Modified Consent Decree shall terminate as to that Covered Outfall; provided, however, that if a biologically-based Selected Technology is constructed and commissioned prior to the Category Compliance Date set out in Appendix C, a Defendant may use sampling data acquired between the actual commissioning date and the Category Compliance Date set out in Appendix C to establish that the Modified Consent Decree should terminate as to that Outfall pursuant to Paragraph 31.

ii.

For months four (4) through twelve (12) following the Category Compliance Date for the installation of a biologically based Selected Technology at a Covered Outfall, if more than four (4) of the samples of the effluent from the Covered Outfall exceed the maximum daily selenium effluent limitations in the relevant Covered Permit or if two (2) of the monthly average selenium concentrations exceed the monthly average selenium effluent limitation in the relevant Covered Permit, then a Defendant shall implement an Alternative Abatement Plan for that Covered Outfall as soon as possible, except that a Defendant shall have the right to seek approval from the Special Master to continue using the original Selected

Technology. The Defendant shall seek approval from the Special Master and shall bear the burden of proof that the Selected Technology will be able to attain the required compliance with the relevant selenium limits in the relevant Covered Permit without implementing the Alternative Abatement Plan. In any such determination, the Special Master may consider the extent to which the violations exceeded the permit limits, flows, upsets, and any other operating conditions.

iii.

For the first twelve (12) months following the Category Compliance Date for the installation of a non-biologically based Selected Technology at a Covered Outfall, if more than four (4) of the samples of the effluent from the Covered Outfall exceed the maximum daily selenium effluent limitations in the relevant Covered Permit or if two (2) of the monthly average selenium concentration exceed the monthly average selenium effluent limitation in the relevant Covered Permit, then a Defendant shall implement an Alternative Abatement Plan for that Covered Outfall as soon as possible, except that a Defendant shall have the right to seek approval from the Special Master to continue using the original Selected Technology. Plaintiffs shall have the right to comment on and object to Defendant’s plan. The Defendant shall seek approval from the Special Master and shall bear the burden of proof that the Selected Technology will be able to attain the required compliance with the relevant selenium limits in the relevant Covered Permit without implementing the Alternative Abatement Plan. In any such determination, the Special Master may consider the extent to which the violations exceeded the permit limits, flows, upsets, and any other operating conditions.

iv.	If a Defendant does not achieve six consecutive months of compliance with the selenium effluent limitations on a Covered Outfall in the relevant Covered Permit during the first twelve months following the Category Compliance Date in Appendix C, then that Defendant shall implement an Alternative Abatement Plan for that Covered Outfall as soon as possible, except that that Defendant shall have the right to seek approval from the Special Master to continue using the original Selected Technology. The Defendant shall seek approval from the Special Master and shall bear the burden of proof that the Selected Technology will be able to attain the required compliance with the relevant selenium limits in the relevant Covered Permit without implementing the Alternative Abatement Plan. In any such determination, the Special Master may consider the extent to which the violations exceeded the permit limits, flows, upsets, and any other operating conditions.

v.	If this Modified Consent Decree is not terminated as to a Covered Outfall pursuant to Paragraphs 31 and 95 during the first 12-month period following the Category Compliance Date established in Appendix C for that outfall, but the Alternative Abatement Plan is not triggered for that Outfall under Subparagraphs 29(b)(ii), (iii), or (iv), then the following triggers for the Alternative Abatement Plan shall apply during each subsequent 12-month period until the Modified Consent Decree is terminated as to that Covered Outfall:

1.

If more than four (4) of the samples of the effluent from the Covered Outfall exceed the maximum daily selenium effluent limitations in the relevant Covered Permit or if two (2) consecutive monthly average selenium concentrations exceed the monthly average selenium effluent limitation in the relevant Covered Permit, then a Defendant shall implement an Alternative Abatement Plan for that Covered Outfall as soon as possible, except that a Defendant shall have the right to seek approval from the Special Master to continue using the original Selected Technology. The Defendant shall seek approval from the Special Master and shall bear the burden of proof that the Selected Technology will be able to attain the required compliance with the relevant selenium limits in the relevant Covered Permit without implementing the Alternative Abatement Plan. In any such determination, the Special Master may consider the extent to which the violations exceeded the permit limits, flows, upsets, and any other operating conditions.

2.

If a Defendant does not achieve six consecutive months of compliance with the selenium effluent limitations on a Covered Outfall in the relevant Covered Permit, then that Defendant shall implement an Alternative Abatement Plan for that Covered Outfall as soon as possible, except that that Defendant shall have the right to seek approval from the Special Master to continue using the original Selected Technology. The Defendant shall seek approval from the Special Master and shall bear the burden of proof that the Selected

Technology will be able to attain the required compliance with the relevant selenium limits in the relevant Covered Permit without implementing the Alternative Abatement Plan. In any such determination, the Special Master may consider the extent to which the violations exceeded the permit limits, flows, upsets, and any other operating conditions.

c.	All Alternative Abatement Plans must achieve compliance as soon as possible.

30. At any time prior to the Category Compliance Date for a given Covered Outfall, a Defendant may substitute another treatment technology for the original Selected Technology (hereinafter a “Replacement Technology”), so long as the Replacement Technology will achieve compliance by the date listed in Appendix C. If a Defendant proposes a Replacement Technology, the Special Master shall determine, after reviewing a Defendant’s submission and by a preponderance of the evidence, whether the technology will succeed in achieving compliance with the relevant selenium limits in the relevant Covered Permit by the compliance date in Appendix C and the substitution shall only become effective upon such a finding.

31. The Modified Consent Decree shall remain in effect for a Covered Outfall until that Covered Outfall has achieved compliance with its relevant selenium discharge limits in the relevant Covered Permit for six (6) consecutive months after the actual commissioning date of the treatment technology at that Covered Outfall, three months of which must include analyses of samples taken in December, January, February, or March. After any six-month period that

Defendants believe satisfies the compliance requirements of this paragraph, Defendants may notify Plaintiffs in writing that they consider the Decree terminated as to such Covered Outfall. After receipt of notice from Defendants, Plaintiffs shall have thirty (30) days to object to the Special Master that the required criteria set forth in this Paragraph and/or Paragraph 29 were not met or that conditions under which the system operated during the subject 6-month period are not representative of the anticipated conditions (including, but not limited to, temperature and flow) at this Covered Outfall. After providing an opportunity for a response from Defendants and a reply from Plaintiffs, any dispute between the Parties shall be resolved by the Special Master.

General Requirements Applicable to All Covered Permits and Covered Outfalls

32. Defendants shall prepare bi-monthly interim progress reports and submit them to the Court, Plaintiffs, and Special Master commencing after appointment of the Special Master.

33. All reports shall be submitted to the persons designated in Section XIV of this Modified Consent Decree (“Notices”).

34. The reporting requirements of this Modified Consent Decree do not relieve Defendants of any reporting obligation required by the CWA, SMCRA or their implementing regulations, or by any other federal, state or local law, regulation, permit or other requirement.

35. Any information provided pursuant to this Modified Consent Decree may be used by Plaintiffs in any proceeding to enforce the provisions of this Modified Consent Decree and as otherwise permitted by law, except that if information is submitted under a claim of confidentiality, then the scope of its use shall be determined by the Court.

36. Defendants shall install treatment or manage flow sufficient to comply with its permit requirements and the provisions of this Decree.

VIII. ADDITIONAL REQUIREMENTS

37. Patriot shall cause its affiliate Jupiter Holdings, LLC (“Jupiter”) to waive those rights it holds under CWA Section 404 permit 200200050-1 issued by the United States Army Corps of Engineers on March 15, 2007 relating to the Jupiter Callisto surface mine that would otherwise allow Jupiter to construct the four additional valley fills contemplated by the mine plan. To accomplish the waiver, Patriot and Jupiter shall surrender or otherwise modify Section 404 permit 200200050-1 so as to accomplish the elimination of the four additional valley fills as specified disposal sites under Section 404 of the CWA, while maintaining Patriot’s obligations with regard to the previously constructed valley fill at the Jupiter Callisto mine.

38. Patriot and Jupiter agree to forego the surface mining of any coal on the Callisto property pursuant to Jupiter’s surface mine mining permit (S-5009-00) other than that which is incidental to their reclamation obligations so as to avoid long-term discharges of selenium in excess of the water quality standard. Patriot and Jupiter shall seek a modification of the surface mining permit to delete those acres from the permit that will remain undisturbed as a result of this Modified Consent Decree while otherwise complying with existing reclamation obligations at this mine. Patriot shall also seek a modification of WV/NPDES Permit No. WV1020315 for the Callisto surface mine to delete from the permit those outfalls that are associated with the areas that will remain undisturbed. Patriot and Jupiter further agree to pursue regulatory approval to reduce the disturbance required to reclaim the Jupiter complexes. The

Parties recognize that Patriot or Jupiter may propose steps to reduce disturbance that would require modification of reclamation obligations and corresponding regulatory and other third-party approvals and authorizations. So long as it is in the interests of all Parties, the Parties agree to cooperate with respect to Patriot’s or Jupiter’s requests for such modifications of authorizations or approvals, and Plaintiffs recognize that, although Patriot or Jupiter shall seek such authorizations and approvals in good faith, Patriot and Jupiter can provide no assurances that such authorizations or approvals will be granted.

39. Patriot agrees not to apply for new permits to surface mine the property covered by permits 200200050 and S-5009-00 in the future. Nothing in this paragraph, however, shall be deemed to prevent Patriot or its subsidiaries from meeting or fulfilling its legal reclamation obligations with respect to the Callisto surface mine, including the surface disturbance or movement of any earth as necessary to meet such reclamation obligations. The method by which Patriot or its subsidiaries will meet or fulfill its legal reclamation obligations shall be consistent with the representations made to Plaintiffs’ mining engineering expert and shall be set forth in its application to modify surface mining permit S-5009-00, which is hereby incorporated by reference into this decree as Appendix D and is docketed in the record in this matter as Document Number 49.

40. Patriot shall cause its affiliate Colony Bay (1) to waive those rights it holds under CWA Section 404 permit 2005-1005-BCR issued by the United States Army Corps of Engineers relating to the Colony Bay Central Area Surface Mine by taking the appropriate steps to terminate the authorization to conduct activities in waters of the United States granted by that permit and (2) to withdraw the pending CWA 404 permit 2006-2290 submitted for the Colony Bay South Area Surface Mine. Patriot and its subsidiaries reserve the right to apply for or modify any permit to mine coal using Small Scale Surface Mining methods.

41. Patriot shall cause its affiliate Coyote Coal Company, LLC to withdraw the pending CWA 404 permit application LRH-2009-908-BCR submitted for the Hill Fork South Mine in Boone County, West Virginia. Patriot and its subsidiaries reserve the right to apply for or modify any permit to mine coal using Small Scale Surface Mining methods.

42. As of the date of entry of this Modified Consent Decree, Patriot and its subsidiaries shall not submit any new applications for Clean Water Act Section 404 permits to construct or initiate new Large Scale Surface Mining. Except as specifically set forth in Paragraphs 37 through 41, nothing in this Modified Consent Decree, however, shall preclude or prohibit Patriot or its subsidiaries from continuing to conduct Large Scale Surface Mining at any of its surface mining facilities or complexes in existence as of the date of entry of this Modified Consent Decree, or from renewing any required permits, regulatory approvals, or other authorizations, including Clean Water Act Section 404 permits, for such existing surface mining facilities or complexes. With the exception of Incidental Boundary Revisions, from the date of entry of this Modified Consent Decree the maximum total additional acreage to be permitted under one or more revisions to any permit associated with Large Scale Surface Mining shall not exceed twenty (20) percent of the existing permitted acreage as of the date of Entry of the Modified Consent Decree or a maximum of fifty (50) acres, whichever is less; however, Patriot or its subsidiaries shall be allowed to amend a permit to include new permitted acres for an existing Large Scale Surface Mining operation if it has previously or concurrently deleted undisturbed permitted acres of a like or greater amount from that permit or a permit covering adjacent property without such amendment counting against the maximum amount of area that can be permitted through a permit revision. Subject to the limitations in this paragraph, Patriot and its subsidiaries are not precluded from obtaining any required permits, regulatory approvals or other authorizations, including Clean Water Act Section 404 permits, for existing Surface Mining facilities or complexes.

43. This Modified Consent Decree shall not preclude or prohibit Patriot or its subsidiaries from conducting underground mining, Small Scale Surface Mining, and/or constructing and operating haul roads, preparation plants, refuse impoundments, and related facilities at any time.

44. Within sixty (60) days of the date of entry of this Modified Consent Decree, Catenary shall retire its drag line at the Paint Creek Mining Complex. Neither Catenary nor any other Patriot subsidiary shall thereafter operate that drag line at the Paint Creek Mining Complex or elsewhere. Hobet shall retire its drag line at the Corridor G Mining Complex no later than December 31, 2015; provided that, Patriot or Hobet may seek relief under the provisions of Section X of this Modified Consent Decree (“Force Majeure”) for any delay in the performance of any such mining or reclamation requiring the use of the drag line at Hobet. Neither Hobet nor any other Patriot subsidiary shall thereafter operate that drag line at the Corridor G Mining Complex or elsewhere. Patriot and its subsidiaries shall, however, have the right to sell the drag lines at its discretion; provided that any purchaser commits not operate the drag line in Kentucky, Tennessee, Virginia and West Virginia.

45. Except as required by contracts, existing rights or other legal commitments or obligations to which Patriot or its subsidiaries are subject as of the date of entry of this Modified Consent Decree, Patriot and its subsidiaries shall not enter into any new agreement which will result in coal produced by means of Large Scale Surface Mining by third parties being processed or loaded through a preparation plant or railroad facility that Patriot or its subsidiaries own or control.

46.    (a) Interim Cap: For the period from January 1, 2014 through December 31, 2017, Patriot’s annual coal production from Surface Mining will be limited as follows:

Year	Tons
2014	6.5 million
2015	6 million
2016	6 million
2017	5 million

(b) Permanent Cap: On or after January 1, 2018, Patriot’s annual coal production from Surface Mining shall not exceed 3 million tons per year and shall not exceed that amount in any subsequent calendar year. The 3 million ton per year limitation may be adjusted as follows: (i) if Patriot completes a transaction on or after January 1, 2018 that results in one or more mines that engages in Surface Mining as of the date of that transaction no longer being owned or operated by Patriot, and, based on Patriot’s then-effective five year budget plan, that mine is projected at the time of the completion of such a transaction to engage in Surface Mining in 2018 or any year thereafter, then Patriot’s coal production from Surface Mining for each year that such a mine is projected to operate shall be adjusted so that Patriot’s coal production from Surface Mining shall not exceed 3 million tons per year minus the projected annual coal production from such a mine for each year of projected operation. In the event such a mine is projected to continue mining beyond the then-effective five year budget plan, the deduction from the 3 million ton limit in those years shall be calculated by averaging the annual production projected in the five year budget plan; or (ii) if Patriot completes a transaction on or after January 1, 2018 that results in one or more mines that

(a) has previously engaged in Surface Mining but is inactive as of as of the date of that transaction;

(b) has coal reserves remaining to be mined by Surface Mining; and

(c) production from that mine is not included in the then-effective five year budget plan;

no longer being owned or operated by Patriot, then the reduction in the 3 million ton per year limitation on production from Surface Mining shall be calculated as follows: the average of production from Surface Mining for the five year period preceding the last year that the mine was active (the “look-back period”) shall be deducted from the 3 million ton per year limitation so that Patriot’s coal production from Surface Mining shall not exceed 3 million tons per year minus the average coal production from Surface Mining during the look-back period. The duration of this deduction shall be derived by dividing the average production during the look-back period into the remaining reserves as specified in the mine plan in effect at the time of the transaction.

47. Notwithstanding any other provision herein, this Modified Consent Decree shall not affect the ability of Patriot or its subsidiaries to seek permits for the Huff Creek Surface Mine, including a Clean Water Act Section 404 permit, nor shall it effect the right of Patriot or its subsidiaries to initiate or conduct Large Scale Surface Mining at the Huff Creek Surface Mine.

48. Upon the issuance of a Clean Water Act Section 404 permit for the Huff Creek Surface Mine under review by the U.S. Army Corps of Engineers on the Effective Date, if Plaintiffs do not initiate a legal proceeding to challenge that permit in any forum, including but not limited to any judicial or administrative proceeding, within 60 days of issuance, Plaintiffs shall be deemed to have forever waived their right to challenge that permit. In the event that any or all Plaintiffs initiate a judicial, administrative or any other legal proceeding in any forum challenging a Clean Water Act Section 404 permit for the Huff Creek Surface Mine, the provisions of Paragraphs 42 through 46 of this Modified Consent Decree related to restrictions on Large Scale Surface Mining shall immediately terminate. Provided, however, that Plaintiffs may challenge a Clean Water Act Section 404 permit for the Huff Creek Surface Mine without the restrictions on Large Scale Surface Mining set forth Paragraphs 42 through 46 herein terminating if Region III of the United States Environmental Protection Agency, in writing and pursuant to 33 C.F.R. §320.4(d), advises the U.S. Army Corps of Engineers of water quality aspects to be taken into consideration and does not subsequently indicate that those considerations have been addressed. In the event that EPA expresses such concerns and Plaintiffs challenge a Clean Water Act Section 404 permit for the Huff Creek Surface Mine on those grounds, then the restrictions on Large Scale Surface Mining set forth in Paragraphs 42 through 46 of this Modified Consent Decree shall remain in full force and effect.

49. Notwithstanding any other provision of this Modified Consent Decree, including the terms of Paragraph 13, the restrictions on Large Scale Surface Mining set forth in Paragraphs 42 through 46 shall apply to Patriot and its subsidiaries; provided, however, that nothing in this Modified Consent Decree shall be construed to extend any obligation of Patriot, Apogee, Hobet, or Catenary to each other or to any other subsidiary of Patriot, including with respect to performing any selenium treatment or other environmental compliance obligation. The selling, transferring, spinning off, or otherwise relinquishing control of a subsidiary of Patriot shall not relieve that subsidiary from the limitations on Large Scale Surface Mining established in Paragraphs 42 through 46 of this Consent Decree. Provided, however, that the limitations on Large Scale Surface Mining shall not apply to or bind any subsidiary of Patriot that is sold, spun off, transferred or otherwise separated from Patriot during the bankruptcy cases in the case of a liquidation of Patriot or the exercise of rights and remedies by Patriot’s post-petition lenders. The limitations on Large Scale Surface Mining shall not transfer to (a) any purchaser of any asset (other than stock) of Patriot or any of its subsidiaries or any of such purchaser’s other subsidiaries or affiliates or (b) any purchaser of the stock of either Patriot or any of its subsidiaries or any of such purchaser’s other subsidiaries or affiliates (but after such stock purchase shall continue to apply to Patriot Coal Corporation and its subsidiaries after such purchase, except as provided in the preceding sentence). Provided, however, that if Patriot Coal Corporation and/or any of its subsidiaries cease to exist for any reason, the limitations on Large Scale Surface Mining, including the provisions of Paragraphs 42 through 46, shall remain applicable to the mines owned and/or operated by Patriot Coal Corporation or any of its subsidiaries at the time that the entities ceased to exist as if Patriot Coal Corporation or the relevant subsidiary or subsidiaries still existed.

50. Beginning in 2013 and continuing through 2023, Patriot shall provide Plaintiffs with annual reports summarizing the status of its efforts to comply with Section VIII of the Modified Consent Decree, and such reports shall be provided according to a schedule to be determined by the Parties. The Parties agree that the schedule can be modified upon agreement by the Parties at any point and without modifying this Modified Consent Decree, and that the Parties may reduce the frequency of this reporting requirement or delete it all together. Beginning in 2024, Patriot shall provide Plaintiffs with an annual report only after Plaintiffs collectively request such a report.

IX. STIPULATED PAYMENTS

51. Defendants shall be liable for stipulated payments for the violations set forth in Paragraphs 52 to 55 and in the amounts set forth therein, unless excused under Section X (“Force Majeure”).

52. Defendants shall be liable for stipulated payments for (a) a failure to timely comply with a technology selection date with respect to a Covered Outfall as set forth on Appendix C, and (b) a failure to timely comply with any deadline set forth in the GANTT charts developed pursuant to Paragraphs 25, 28, and 30 for any Selected Technology, Alternative Technology, or Replacement Technology in the amounts set forth in this Paragraph.

a.	For the first thirty (30) days after a deadline is missed, payments shall accrue at a rate of $750 per day per violation.

b.	For days 31 to 60 after a deadline is missed, payments shall accrue at a rate of $1,500 per day per violation.

c.	From day 61 and thereafter, payments shall accrue at a rate of $2,500 per day per violation.

53. Violations of a selenium discharge limit in a Covered Permit for a Covered Outfall that occur after the compliance date set forth for that Covered Outfall in Appendix C but before the termination of this Modified Consent Decree with respect to that Covered Outfall shall be subject to the following stipulated payments.

a.	Violations of the monthly average discharge limit shall accrue at

i.	$6,000 if the treatment technology in use at the Covered Outfall is a Listed Technology

ii.	$25,000 if the treatment technology in use at a Category I or II Covered Outfall in violation is not a Listed Technology

iii.	$27,500 if the treatment technology in use at a Category III Covered Outfall in violation is not a Listed Technology

iv.	$32,500 if the treatment technology in use at a Category IV Covered Outfall in violation is not a Listed Technology

v.	$37,500 if the treatment technology in use at a Category V Covered Outfall in violation is not a Listed Technology.

b.	Violations of the maximum daily discharge limit shall accrue at

i.	$3,000 if the treatment technology in use at the Covered Outfall is a Listed Technology

ii.	$12,500 if the treatment technology in use at a Category I or II Covered Outfall in violation is not a Listed Technology

iii.	$13,750 if the treatment technology in use at a Category III Covered Outfall in violation is not a Listed Technology

iv.	$16,250 if the treatment technology in use at a Category IV Covered Outfall in violation is not a Listed Technology

v.	$18,750 if the treatment technology in use at a Category V Covered Outfall in violation is not a Listed Technology.

54. A daily maximum violation or monthly average violation as reported on Defendants’ DMRs shall constitute one (1) violation for purposes of this Section such that Defendants shall not be subject to more than one (1) monthly average violation and two (2) daily maximum violations per month at any Covered Outfall.

55. In addition to the stipulated payments listed in paragraphs 52 and 53, Defendants’ shall be liable for a one-time stipulated payment of $25,000 for any Category I Covered Outfall, $50,000 for any Category II Covered Outfall, $75,000 for any Category III Covered Outfall, $150,000 for any Category IV Covered Outfall, or $250,000 for any Category V Covered Outfall where (1) a Defendant has been required to implement an Alternative Abatement Plan pursuant to Paragraph 29; (2) has not completed installation of the Alternative Technology identified in the Alternative Abatement Plan by the compliance date for that Covered Outfall set forth in Appendix C; and (3) violates a maximum daily or monthly average permit limit before completing installation of the Alternative Technology.

56. Accrued stipulated payments shall be satisfied in full through payment as set forth in Paragraph 59.

57. Plaintiffs may, in the unreviewable exercise of their discretion, reduce or waive stipulated payments otherwise due under this Modified Consent Decree.

58. Notwithstanding Defendants’ liability for stipulated payments as described in Paragraphs 52 through 55, Plaintiffs reserve the right to seek other legal and equitable remedies, including contempt, if Defendants miss the deadlines stated in those paragraphs.

59. Defendants shall submit stipulated payments due as a result of noncompliance under Paragraphs 52 through 55 above at the end of the thirty (30)-day period following the conclusion of each calendar quarter (i.e., by April 30, July 31, October 31 and January 31). Defendants shall make the payments required by Section IX by certified check, bank check, or money order to the West Virginia Land Trust and shall send the funds to the following address:

West Virginia Land Trust

PO Box 11823

Charleston, WV 25339-1823

The check or money order shall reference Ohio Valley Environmental Coalition, et al. v. Patriot Coal Corp., et al., Civil Action No. 3:11-cv-00115, and payment shall be considered complete upon mailing, or direct delivery to the specified address. A copy of the check and cover letter shall be sent to Plaintiffs at the time payment is made and shall state that payment is being made pursuant to this Decree.

X. FORCE MAJEURE

60. “Force Majeure,” for purposes of this Modified Consent Decree, is defined as any event arising from causes beyond the reasonable control of Defendants, of any entity controlled by Defendants, or of Defendants’ contractors, which delays or prevents the performance of any obligation under this Modified Consent Decree despite Defendants’ best efforts to fulfill the obligation. The requirement that Defendants exercise “good faith efforts to fulfill the obligation” includes using best efforts to anticipate any potential Force Majeure event and best efforts to address the effects of any such event (a) as it is occurring and (b) after it has occurred to prevent or minimize any resulting delay to the greatest extent possible. “Force Majeure” does not include Defendants’ financial inability to perform any obligation under this Modified Consent Decree.

61. If any event occurs or has occurred that may delay the performance of any obligation under this Modified Consent Decree, whether or not caused by a Force Majeure event, Defendants shall provide notice orally or by electronic or facsimile transmission to Plaintiffs within five (5) business days of when Defendants first knew that the event is likely to cause a delay. Within fourteen (14) days thereafter, Defendants shall provide in writing to Plaintiffs an explanation of the reasons for the delay; the anticipated duration of the delay; and actions taken or to be taken to prevent or minimize the delay.

62. If Plaintiffs agree that the delay or anticipated delay is attributable to a Force Majeure event, the time for performance of the obligations under this Modified Consent Decree that are affected by the Force Majeure event will be extended by Plaintiffs for such time as is necessary to complete those obligations. An extension of the time for performance of the obligations affected by the Force Majeure event shall not, of itself, extend the time for performance of any other obligation. Plaintiffs will notify Defendants in writing within five (5) business days of the length of the extension, if any, for performance of the obligations affected by the Force Majeure event.

63. If Plaintiffs do not agree that the delay or anticipated delay has been or will be caused by a Force Majeure event, Plaintiffs will notify Defendants in writing of its decision with five (5) days of its receipt of the Force Majeure claim by Defendants. Any dispute between the Parties over a Force Majeure claim may be resolved by the Special Master and any decision of the Special Master may be appealed to the Court in accordance with Paragraph 85.

XI. EFFECT OF SETTLEMENT/RESERVATION OF RIGHTS

64. This Modified Consent Decree resolves the civil claims of Plaintiffs for the violations alleged in the Amended Complaint, filed on April 14, 2011, as well as for violations of the Covered Permits that were reported on discharge monitoring reports through the effective date of this Modified Consent Decree.

65. For the term of the Modified Consent Decree for each Covered Outfall or Covered Permit, Plaintiffs shall waive all legal and equitable remedies available to enforce discharge, effluent, or water quality limits related to selenium contained in a Covered Permit except for any proceeding or action to enforce the Modified Consent Decree, except as to Outfall 019 of WV/NPDES Permit WV0093751. Regarding that outfall, if at any time during the term of this Decree, the selenium concentration of the effluent discharged from Outfall 019 of WV/NPDES Permit WV0093751 exceeds the monthly average selenium effluent limitation in that permit in two (2) consecutive months, then that Permit shall be subject to the timeframes set forth in Appendix C and other requirements of this Decree for the appropriate category (based on flow) as measured from the date of the second consecutive monthly average violation. The Parties each respectively reserve all legal and equitable rights and defenses available to them to enforce or defend the provisions of the Modified Consent Decree.

66. Except for the enforcement of the Modified Consent Decree, Plaintiffs shall refrain from filing a complaint against Defendants or their subsidiaries in Court pertaining to the enforcement of any discharge, effluent, or water quality limits related to selenium hereinafter included in any CWA permit identified in Appendix E for 12 months following the date upon which such effective and enforceable permit limits came into effect in the relevant CWA permit. For any such outfall, Plaintiffs shall provide Defendants with the opportunity to meet and confer regarding Defendants’ plans to come into compliance at such outfalls at least sixty (60) days before filing a Notice of Intent to Sue under the CWA and/or SMCRA. Plaintiffs obligation to refrain from filing a complaint as described above shall not apply:

a.	if Defendants or their subsidiaries have not received effective and enforceable permit limits within twelve (12) months of the expiration date of any permit identified in Appendix E, unless the delay in the incorporation of effective and enforceable permit limits is attributable solely to causes beyond the reasonable control of Defendants or their subsidiaries and if Defendants have submitted timely and substantially complete applications and have taken all other actions necessary to obtain the renewal or reissuance of the subject permit or permits. Whether the delay is attributable solely to causes beyond the reasonable control of Defendants or their subsidiaries shall be determined in accordance with the provisions of Section X of this Modified Consent Decree (“Force Majeure”). For any such outfall, Plaintiffs shall provide Defendants with the opportunity to meet and confer regarding Defendants’ plans to come into compliance at such outfalls at least sixty (60) days before filing a Notice of Intent to Sue under the CWA and/or SMCRA; or

b.	if Defendants or their subsidiaries obtain a schedule of compliance from WVDEP for selenium effluent limitations, whether through a judicial decree or through a permit condition, that is inconsistent with the timeframes and other provisions of this Decree.

67. The provisions of this Section (including the limitations on new litigation set forth therein) apply to any new judicial or administrative proceeding (or any new interpleader or joinder of a Defendant or its subsidiary into an existing proceeding) having as its principal claim the violation of discharge, effluent, or water quality limits related to selenium contained in any CWA permits issued by state or federal agencies to any Defendant or its subsidiary. In the event that a civil action is brought against any other person under any theory or claim, and a Plaintiff would have the right to join a Defendant or its subsidiary, it will forego any right to do so in order to remain in compliance with this Section.

68. The provisions of this Section (including the limitations on new litigation set forth therein) shall not apply to discharges, effluent, or water quality limitations related to selenium discharged from outfalls at any mine at which no mineral removal occurred before December 1, 2011.

69. The provisions of this Section (including the limitations on new litigation set forth therein) shall not prohibit individuals who are members of Plaintiffs’ organizations from prosecuting claims against any Defendant or their subsidiaries for property damage or personal injury resulting from a Defendant’s (or its subsidiary’s) selenium discharges from its coal mining operations. Nothing in the Modified Consent Decree shall be interpreted as a waiver, compromise or settlement of any cause of action personal to Plaintiffs’ individual members, under either statute or common law, for personal injury or property damage resulting from a Defendant’s selenium discharges.

70. The provisions of this Section (including the limitations on new litigation set forth therein) above shall not prohibit nor shall they apply to legal actions brought or remedies sought by Plaintiffs against parties other than Defendants or their subsidiaries which might affect, directly or indirectly, Defendant’s environmental or mining permits or applications for the same, provided that Defendants and their subsidiaries are not a party to such actions or remedies. If Plaintiffs bring such a legal action against, or seek any remedy from, a third party, such as but not limited to, the WVDEP, Defendants or their subsidiaries may, at their sole discretion, intervene in the action to protect their legal rights or to assert their interests, and this Modified Consent Decree shall not be deemed a waiver of any right, defense, or claim that any Defendant or its subsidiary might assert. Defendants’ (or their subsidiaries’) right to intervene pursuant to this Paragraph shall not render an action or remedy under this paragraph subject to the provisions of Paragraph 66.

71. Except as set forth in Paragraphs 42 through 46 and Paragraphs 64 through 70 with respect to Defendants’ subsidiaries, this Decree shall not limit or affect the rights of Plaintiffs or Defendants against any third parties not party to the Modified Consent Decree.

72. Other than Defendants’ subsidiaries, this Modified Consent Decree would not be construed to create rights in, or grant any cause of action to, any third party not party to the Decree.

73. Plaintiffs do not, by their consent to the entry of this Modified Consent Decree, warrant or aver in any manner that Defendants’ compliance with any aspect of this Modified Consent Decree shall result in compliance with provisions of the Act, 33 U.S.C. §§ 1311, et seq., or with any other provisions of federal, state or local laws, regulations or permits.

74. Nothing in this Modified Consent Decree creates any encumbrance or servitude on any real property, whether owned or leased, by Patriot and no term, limitation or provision contained herein shall be construed to run with any real property. To the extent any lessor claims that any terms of this Modified Consent Decree or compliance herewith constitutes a default under a lease that would allow the lessor to forfeit the lease or recover damages (a “Claim of Default”), then the term or compliance upon which the Claim of Default is based shall not apply to that lease held by Patriot. Upon becoming aware of the Claim of Default, Patriot shall promptly provide Plaintiffs notice of the Excluded Term and any lease and/or permit impacted by it. Patriot shall provide additional notice at least ten days prior to commencing any activity on this lease that would have otherwise been prohibited by such term or compliance.

XII. COSTS

75. As required pursuant to paragraph 60 of the Consent Decree, and in accordance with the fee-shifting provisions of the CWA and SMCRA, Defendants timely paid attorneys’ and expert witness fees in the amount of $ 59,807.70 in full consideration and settlement of any claim of Plaintiffs for attorneys and expert witness fees, costs and expenses incurred up to the effective date of the Consent Decree. In addition to attorney fees, Plaintiffs’ costs and expert expenses were $ 2,860.20.

76. Pursuant to paragraph 61 of the Consent Decree, Defendants further agreed to pay Plaintiffs reasonable costs, including attorneys’ fees and expert witness expenses, for their work conducted after the effective date of the Consent Decree and related to (a) monitoring Patriot’s compliance with and implementation of the Consent Decree and (b) proceedings to interpret or enforce the terms of the Consent Decree. As of the effective date of the Modified Consent Decree those costs are $96,125.40. In addition to attorney fees, Plaintiffs’ costs and expenses since July 9, 2012 were $1,125.40. Patriot shall pay $96,125.40 in accordance with Paragraph 78 within 30 days of the entry of this Modified Consent Decree.

77. In addition, Defendants further agree to pay Plaintiffs reasonable costs, including attorneys’ fees and expert witness expenses, for their work conducted after the Effective Date of the Modified Consent Decree and related to (a) monitoring Patriot’s compliance with and implementation of the Consent Decree and (b) proceedings to interpret or enforce the terms of the Consent Decree. On approximately a quarterly basis, Plaintiffs shall present Defendants with a reasonable written description of all fees and expenses for which

Plaintiffs seek payment, and Defendants shall pay undisputed amounts within thirty (30) days of receipt of such written description. If there are amounts in dispute, Plaintiffs may submit a fee petition to the Court for such disputed amounts, and Defendants reserve all rights to challenge the disputed amounts, including any objections to the reasonableness of rates charged, or the time, effort, or staffing associated with the disputed amounts. The Parties recognize that monitoring compliance and implementation of the Modified Consent Decree will require significant time of the Plaintiffs and their representatives.

78. Defendants’ payments under Paragraphs 76 and 77 shall be made by delivering a check for the amount payable to Appalachian Mountain Advocates, as attorneys of record for Plaintiffs. Appalachian Mountain Advocates shall be wholly responsible for the proper distribution of any portions of the delivered sum to any and all other attorneys, experts or other entities who may be entitled thereto.

XIII. SPECIAL MASTER

79. Pursuant to Federal Rule of Civil Procedure 53(a)(1)(A), the Parties consented in the Consent Decree to the appointment of a Special Master for the purposes set forth in this Section, and the Court found such an appointment to be an appropriate and efficient use of judicial resources. On March 23, 2012, James Kyles was approved by the Court to serve as the Special Master, and he currently continues to serve in that function.

80. In the event that Special Master Kyles resigns from his duties under the Modified Consent Decree, pursuant to Fed. R. Civ. P. 53(b), the parties shall submit names of recommended Special Masters to the Court within thirty (30) days of notice of his resignation, and the Court shall issue an order appointing a Special Master in conformance with the terms of this Modified Consent Decree. In the event of a disagreement among the Parties, the Court may appoint a Special Master as described in Paragraph 81.

81. In the event of a disagreement among the Parties as to the selection of a Special Master, each side shall present to the other the names of three candidates. The opposing side would then select one candidate to be presented to the Court, resulting in two names presented to the Court without indication to the Court of which Party prefers which candidate. The Court would then pick from the remaining two candidates or require the parties to submit additional names.

82. Defendants will bear the costs and fees associated with the Special Master.

83. The Special Master shall have the authority to carry out his or her obligations under this Modified Consent Decree, including, but not limited to:

a.	Review of a Defendant’s determination that compliance is or will be achieved without additional treatment at one or more Covered Outfalls under Paragraph 23;

b.	Review of and dispute resolution regarding schedules and plans submitted under Paragraph 24;

c.	Determinations that a proposed technology should be a Listed Technology as set forth in Paragraph 27 of this Modified Consent Decree;

d.	Review and approval of Alternative Abatement Plans submitted under Subparagraph 28(b);

e.	Determinations as to whether an Alternative Abatement Plan is needed with respect to ZVI-type systems under Paragraph 28(c);

f.	Review of Selected Technologies for Categories IV and V Covered Outfalls under Paragraph 28(d);

g.	Review of a Defendant’s proposal for continued use of a Selected Technology under Paragraph 29;

h.	Review of a Defendant’s choice of a Replacement Technology under Paragraph 30;

i.	Disputes between Plaintiffs and Defendants with respect to the termination of this Modified Consent Decree for a particular Covered Outfall as set forth in Paragraph 31;

j.	Review of bi-monthly progress reports from Defendants as set forth in Paragraph 32;

k.	Any other specific dispute or issue regarding compliance with or request for relief from the terms of with the Modified Consent Decree that, upon motion from a Party, the Court may refer to the Special Master;

l.	Conduct site visits as he or she deems appropriate to fulfill his or her duties as set forth in this Paragraph;

m.	Schedule and conduct meetings among the Parties;

n.	Request and review any data or information necessary to reach decisions or resolve disputes;

84. With respect to those disputes to which Paragraph 83(k) may apply, the Party raising the dispute must first present the other Parties with written notice of any dispute or request for relief from the terms of this Decree. The Party receiving notice shall have fourteen (14) days to respond. If that Party does not respond, or if the notifying Party is not satisfied with the response, the notifying Party may seek relief from the Court, including the Court’s direction that the dispute be referred to the Special Master.

85. If any party is dissatisfied with the Special Master’s resolution of a dispute or any other decision or determination made by the Special Master, it may request that the Court resolve the matter de novo. Any Party moving for the Court for resolution of a matter on which the Special Master has issued a written determination or recommendation shall submit to the Court the Special Master’s recommendation together with any submissions made by the Parties to the Special Master and any evidence relevant thereto.

86. Pursuant to Fed. R. Civ. P. 53, the Special Master may communicate ex parte with the Court in the performance of his or her duties.

87. In resolving disputes or making recommendations, the Special Master shall set forth his or her determination or recommendation in writing, together with the reasons therefore, and shall provide such written determination or recommendation to the Parties and the Court.

XIV. NOTICES

88. Unless otherwise specified herein, whenever notifications, submissions, reports or communications are required by this Modified Consent Decree, they shall be made in writing and addressed as follows:

To Plaintiffs:

Derek Teaney

Appalachian Mountain Advocates

P.O. Box 507

Lewisburg, WV 24901

To Defendants:

John McHale, Vice President

Engineering Services

Patriot Coal Corporation

500 Lee Street East, Suite 900

Charleston, WV 25301

Joseph W. Bean, Esq.

Senior Vice President, Law and Administration

Patriot Coal Corporation

12312 Olive Boulevard, Suite 400

St. Louis, MO 63141

89. Any Party may, by written notice to the other Parties, change its designated notice recipient or notice address provided above.

90. Notices submitted pursuant to this Section shall be deemed submitted upon mailing, unless otherwise provided in this Modified Consent Decree or by mutual agreement of the Parties in writing.

XV. EFFECTIVE DATE

91. The Effective Date of this Modified Consent Decree shall be the date upon which this Modified Consent Decree is entered by the Court or a motion to enter this Modified Consent Decree is granted, whichever occurs first, as recorded on the Court’s docket.

XVI. RETENTION OF JURISDICTION

92. The Court shall retain jurisdiction over this case until termination of this Modified Consent Decree with respect to all Covered Outfalls, for the purpose of resolving disputes arising under this Decree or entering orders modifying this Decree, pursuant to Section XVII (“Modification”) or effectuating or enforcing compliance with the terms of this Decree.

93. Plaintiffs and Defendants reserve all legal and equitable rights and defenses available to them to enforce or defend the provisions of this Modified Consent Decree.

XVII. MODIFICATION

94. The terms of this Modified Consent Decree, including the attached appendices, may be modified only by a subsequent written agreement signed by all Parties. Where the modification constitutes a material change to this Decree, it shall be effective only upon approval by the Court.

XVIII. TERMINATION

95. Unless otherwise specified in this Decree, this Modified Consent Decree shall terminate when Defendants have achieved compliance with the selenium effluent limitations at all Covered Outfalls for at least six consecutive months, but shall terminate as to individual outfalls when they have achieved compliance for at least six consecutive months in accordance with Paragraph 31.

XIX. SIGNATORIES/SERVICE

96. Each undersigned representative of Plaintiffs and Defendants certifies that he or she is fully authorized to enter into the terms and conditions of this Modified Consent Decree and to execute and legally bind the Party he or she represents to this document.

97. This Modified Consent Decree may be signed in counterparts, and its validity shall not be challenged on that basis.

XX. INTEGRATION

98. This Modified Consent Decree constitutes the final, complete, and exclusive agreement and understanding among the Parties with respect to the settlement embodied in the Decree and supersedes all prior agreements and understandings, whether oral or written, concerning the settlement embodied herein. Other than deliverables that are subsequently submitted and approved pursuant to this Decree, no other document, nor any representation, inducement, agreement, understanding or promise, constitutes any part of this Decree or the settlement it represents, nor shall it be used in construing the terms of this Decree.

XXI. FINAL JUDGMENT

99. Upon approval and entry of this Modified Consent Decree by the Court, this Modified Consent Decree shall constitute a final judgment of the Court as to Plaintiffs and Defendants. The Court finds that there is no just reason for delay and therefore enters this judgment as a final judgment under Fed. R. Civ. P. 54 and 58.

XXII. APPENDICES

100. The following Appendices are attached to this Modified Consent Decree as appendices and are part of this Modified Consent Decree:

Appendix A — Table of Covered Outfalls

Appendix B — Description of SEP

Appendix C — Covered Outfalls by Category, With Applicable Deadlines

Appendix D — Jupiter Callisto Reclamation Plan (Doc. # 49)

Appendix E — List of Outfalls Subject to Paragraph 66.

ENTER:         , 2012

ROBERT C. CHAMBERS
UNITED STATES DISTRICT JUDGE

For the Plaintiffs Ohio Valley Environmental Coalition, Inc., West Virginia Highlands Conservancy, Inc., and Sierra Club

/s/ Derek O. Teaney Dated: November 15, 2012

DEREK O. TEANEY (WV Bar No. 10223)
Appalachian Mountain Advocates
P.O. Box 507
Lewisburg, WV 24901
304-793-9007

/s/ Joseph M. Lovett Dated: November 15, 2012

JOSEPH M. LOVETT (WV Bar No. 6926)
Appalachian Mountain Advocates
P.O. Box 507
Lewisburg, WV 24901
304-645-9006

For the Defendants Patriot Coal Corporation, Apogee Coal Company, LLC, Catenary Coal Company, LLC, and Hobet Mining, LLC

/s/ Blair M. Gardner Dated: November 15, 2012

BLAIR GARDNER (WV Bar No. 8807)
JACKSON KELLY, PLLC
1600 Laidley Tower
Post Office Box 553
Charleston, West Virginia 25322
304-340-1381

APPENDIX A

Company	Covered Permits WV/NPDES Permit No.	Covered Outfalls
Hobet	WV0099392	004, 014, 015, 027, 028, 034, 035, 037, 038, 040, 045, 046, 077, 079 and 084

Hobet	WV1016776	001, 002, 003, 004, 006, 007, 041 and 050

Hobet	WV1017225	004

Hobet	WV1020889	001, 003, and 005

Hobet	WV1021028	006

Catenary	WV0093751	003, 005 and 026

Catenary	WV0096920	001

Catenary	WV0096962	001, 042, 044, 055 and 056

Catenary	WV1014684	001, 002, 003 and 006

Apogee	WV0099520	001 and 011

APPENDIX B

Proposal Supplemental Environmental Project

Document Number 51, Appendix B, pages 47-55 in

Record of Civ. No. 3:11-cv-115 (S.D. W. Va.)

APPENDIX C

CATEGORY I (0-200 gpm)

Technology Selection Date (if necessary) – September 1, 2013

Category Compliance Date –March 15, 2015

Category I Covered Outfalls

Company	Covered Permits WV/NPDES Permit No.	Covered Outfalls
Hobet	WV0099392	015, 028, 034, 035, 045, 046, 077, 079 and 084*

Hobet	WV1016776	002, 003, 004, 006, 007 and 041

Hobet	WV1020889	001, 003, and 005

Hobet	WV1021028	006

Catenary	WV0093751	003

Catenary	WV0096962	042 and 055

Catenary	WV1014684	006

Apogee	WV0099520	011

*	WV 0099392, Outfall 084 to be evaluated for compliance by August 1, 2014.

CATEGORY II (201-400 gpm)

Technology Selection Date (if necessary) – December 31, 2013

Category Compliance Date – March 15, 2016

Category II Covered Outfalls

Company	Covered Permits WV/NPDES Permit No.	Covered Outfalls
Hobet	WV0099392	014 and 027

Catenary	WV0093751	005 and 026

Catenary	WV0096920	001

Catenary	WV0096962	056

Catenary	WV1014684	001, 002 and 003

CATEGORY III (401-600 gpm)

Technology Selection Date (if necessary) – March 31, 2014 (except for WV 1017225, outfall 004)

Category Compliance Date – December 15, 2016 (except for WV 1017225, outfall 004)

Category III Covered Outfalls

Company	Covered Permits WV/NPDES Permit No.	Covered Outfalls
Hobet	WV0099392	037 and 038

Hobet	WV1016776	050

Hobet	WV1017225	004*

Apogee	WV0099520	001

*	Compliance Date for WV 1017225, Outfall 004: August 1, 2014.

CATEGORY IV (601-1000 gpm)

Technology Selection Date (if necessary) – September 1, 2014

Category Compliance Date – May 15, 2017

Category IV Covered Outfalls

Company	Covered Permits WV/NPDES Permit No.	Covered Outfalls
Hobet	WV0099392	004 and 040

Hobet	WV1016776	001

CATEGORY V (1000+ gpm)

Completion of Water Management and Technology Evaluation – June 30, 2015

Technology Selection Date (if necessary) – September 1, 2015

Category Compliance Date – March 15, 2018

Category V Covered Outfalls

Company	Covered Permits WV/NPDES Permit No.	Covered Outfalls
Catenary	WV0096962	001 and 044

APPENDIX D

Jupiter Callisto Reclamation Plan

Document Number 49 in Record of Civ. No. 3:11-cv-115 (S.D. W. Va.)

APPENDIX E

Company/Permit No.	Outlet
Apogee Coal Co., LLC/WV1020510	024
Apogee Coal Co., LLC/WV1020510	018
Apogee Coal Co., LLC/WV1020510	026
Apogee Coal Co., LLC/WV1020510	013
Apogee Coal Co., LLC/WV1022792	016
Apogee Coal Co., LLC/WV1020510	028

Coyote Coal Co., LLC/WV0094439	002
Coyote Coal Co., LLC/WV0094439	015
Coyote Coal Co., LLC/WV0094439	017
Coyote Coal Co., LLC/WV1019261	001

Catenary Coal Co., LLC/WV1019309	001
Catenary Coal Co., LLC/WV1015338	002

Colony Bay Coal Co./WV0068748	033
Colony Bay Coal Co./WV0058238	001
Colony Bay Coal Co./WV0068748	001
Colony Bay Coal Co./WV0058238	002
Colony Bay Coal Co./WV0068748	029

Kanawha Eagle Coal, LLC/WV0065137	001

Midland Trail Energy, LLC/WV0052426	001

Panther, LLC/WV0048097	002